Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

FIRST QUARTER 2018 EARNINGS (UNAUDITED)

Berwick, Pennsylvania – May 1, 2018 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income of $1,777,000 for the three month period ended March 31, 2018. Earnings per share decreased to $0.31, a decrease over the first quarter of 2017 of 22.5%. Dividends per share were $0.27 per share for the three months ended March 31, 2018 and 2017.

Net interest income increased quarter over quarter by $12,000 or 0.2% due primarily to positive loan growth increasing interest on loans by $433,000 or 7.9% offset with an increase in interest paid on deposits of $371,000 or 41.2%.

Non-interest income excluding net investment security gains was $41,000 higher in 2018 as compared to 2017. Retail investment income due to increased sales volume, service charges and fees on deposits and ATM fees and debit card income all rose. Due to a decrease in new residential mortgage underwriting, gains on sales of mortgage loans was down by $7,000.

Non-interest expense was higher in 2018 at $5,895,000. This is $632,000, or 12.0% higher than in the same period in 2017, primarily driven by increases in salaries and employee benefits expense due to the hiring of additional sales staff and the amortization of a new low income housing credit partnership which occupancy began in May 2017.

Income tax expense decreased $357,000 for the three months ended 2018 compared to the same period in 2017 due to the lower corporate tax rate of 21% vs. 34%, a $31,000 increase of tax free income in the loan and investment securities portfolios and additional tax credits from a low income housing project newly occupied during 2017.

Total assets breached the $1 billion dollar mark again compared to December 31, 2017 with improved loan portfolio growth. Total assets were $1,001,430,000 as of March 31, 2018, a decrease of $955,000, or 0.1% as compared to March 31, 2017.

Net loans increased $48,337,000 or 9.3% from March 31, 2017 to March 31, 2018 funded with positive deposit increases of $16,260,000 or 2.2% and stockholder’s equity increased $853,000 or 0.8% as a result of increased retained earnings and surplus.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.